Exhibit 3.18(a)

ARTICLES OF INCORPORATION

OF

DUNN COAL & DOCK COMPANY

The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

          I. The undersigned agrees to become a corporation by the name of DUNN COAL & DOCK COMPANY.

          II. The address of the principal office of said corporation will be located at 315 70th Street, in the City of Charleston, in the Count of Kanawha, and State of West Virginia 25304.

          III. The purpose or purposes for which this corporation is formed are as follows:

          To transact any or all lawful business for which corporations may be incorporated under the corporation laws of the State of West Virginia.

          IV. Shareholders shall have full preemptive rights to acquire unissued or treasury shares, whether already authorized or hereafter authorized, of any or all classes or securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

          V. Provisions for the regulation of the internal affairs of the corporation are:

          The Corporation shall indemnify existing and former employees, officers, and members of the board of directors of the Corporation to the extent allowed by the laws of the State of West Virginia or as more particularly described in the By-laws of the Corporation from time to time.

          VI. The amount of the total authorized capital stock of said corporation shall be Five Thousand Dollars ($5,000.00), which shall be divided into One Hundred (100) shares of the par value of Fifty Dollars ($50.00) each.

          VII. The full name and address of the incorporator is:

NAME H. Craig Slaughter	ADDRESS 1600 Laidley Tower P. O. Box 553 Charleston, WV 25322

           VIII. The existence of this corporation is to be perpetual.

          IX. No person to whom notice or process may be sent has been designated.

          X. The number of directors constituting the initial board of directors of the corporation is one and the name and address of the person who shall serve as director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

NAME Allen S. Pack	ADDRESS 315 70th Street Charleston, WV 25304

          THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does make and file this Articles of Incorporation, and I have accordingly hereto set my hand this 5th day of August, 1987.

/s/ H. Craig Slaughter H. Craig Slaughter

Articles of Incorporation prepared by:

JACKSON, KELLY, HOLT & O'FARRELL
1600 Laidley Tower
P. O. Box 553
Charleston, West Virginia 25322

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA, to wit:

          I, Susan K. Howie, a Notary Public in and for the County and State aforesaid, hereby certify that H. Craig Slaughter whose name is signed to the foregoing Articles of Incorporation, bearing date, the 5th day of August, 1987, this day personally appeared before me in my said County and acknowledged his signature to be the same.

           Given under my hand and official seal this the 5th day of August, 1987.

          My commission expires: April 12, 1993.

/s/ Susan K. Howie Notary Public

NOTARIAL SEAL